Exhibit 99.1

NEWS RELEASE

BIOFUEL ANNOUNCES CLOSING OF RIGHTS OFFERING

DENVER, COLORADO – February 4, 2011 – BIOFUEL ENERGY CORP. (NASDAQ:BIOF) (the “Company”), an ethanol production company, today announced the completion of its rights offering. In total, the rights offering, including the previously announced backstop commitment and the concurrent private placement by BioFuel Energy, LLC (the “LLC”), generated aggregate gross proceeds of $46,000,000, which the Company will use to repay in full its bridge loan facility and subordinated debt and to make certain other payments.

The Company sold 62,640,532 depositary shares representing shares of series A non-voting convertible preferred stock (the “Preferred Stock”) of the Company, through the exercise of subscription rights at a rights price equal to $0.56 per depositary share.  This included 19,016,990 depositary shares sold to certain affiliates of Greenlight Capital, Inc. and 14,632,653 depositary shares sold to certain affiliates of Third Point LLC.  The aggregate purchase price of these depositary shares was $35,078,698.  Certain affiliates of Greenlight Capital, Inc. also purchased from the Company an additional 609,785 depositary shares that were not subscribed for in the rights offering by other stockholders, and certain affiliates of Third Point LLC also purchased from the Company an additional 523,286 depositary shares that were not subscribed for in the rights offering by other stockholders, pursuant to their respective backstop commitments, at a price per depositary share equal to $0.56, for an aggregate purchase price of $634,520.  The rights offering expired at 5:00 p.m., New York time, on January 28, 2011.

The Company is a holding company and its sole asset is its membership interest in the LLC.  Concurrent with the rights offering, the LLC conducted a private placement.  The LLC’s concurrent private placement was structured so as to provide the holders of membership interests in the LLC (other than the Company), whose interests are exchangeable on a one-for-one basis for shares of the Company’s common stock, with a private placement that was economically equivalent to the rights offering.  The aggregate purchase price of the membership interests sold in the LLC’s concurrent private placement was $10,286,782.

The stockholders of the Company, at a special meeting held on February 2, 2011, approved the increase in the number of authorized shares of common stock of the Company, which resulted in the automatic conversion of the Preferred Stock into shares of common stock. As a result of that conversion, subscribers for depositary shares that were to be issued pursuant to the rights offering will receive one share of common stock in lieu of each depositary share subscribed for.  The Company intends to distribute the newly-issued shares of common stock immediately.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Company has filed a registration statement on Form S-1 with the Securities and Exchange Commission that registers the subscription rights, the depositary shares, the series A non-voting convertible preferred stock underlying the depositary shares and the common stock issuable upon conversion of the series A non-voting convertible preferred stock.  Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov. The offering of these securities was made only by means of a prospectus, copies of which may be obtained from Okapi Partners LLC, the information agent for the rights offering, at (877) 869-0171.  Piper Jaffray & Co acted as financial advisor to the Company and its independent committee for the rights offering.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K. Readers are directed in particular to the Company’s disclosures concerning liquidity matters and going concern considerations contained in our most recent Quarterly Report on Form 10-Q.

The Company currently has two 115 million gallons per year ethanol plants in the Midwestern corn belt.  The Company’s goal is to become a leading ethanol producer in the United States by acquiring, developing, owning and operating ethanol production facilities.

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Contact:	Kelly G. Maguire	For more information:
	Executive Vice-President &	www.bfenergy.com
Chief Financial Officer
(303) 640.6500
kmaguire@bfenergy.com

1600 Broadway, Suite 2200• Denver, CO • 303.640-6500 •  www.bfenergy.com